Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces Third Quarter Results

Third Quarter As Adjusted EPS of $0.74, Up 10% vs. Third Quarter 2013

Adjusts Full Year 2014 Guidance

October 16, 2014 – Woodland Park, NJ - Cytec Industries Inc. (CYT) announced today net earnings attributable to Cytec for the third quarter of 2014 of $53.6 million or $0.73 per diluted share. Net sales from continuing operations were $507 million. Earnings from continuing operations were $53.8 million or $0.73 per diluted share. Loss from discontinued operations was $0.2 million or $0.00 per diluted share. Included in the quarter for continuing operations are special items of $0.4 million, or $0.01 per diluted share, which is outlined further in this release. Excluding these special items, earnings from continuing operations were $54.2 million or $0.74 per diluted share.

Net earnings attributable to Cytec for the third quarter of 2013 were $43.8 million or $0.59 per diluted share. Net sales from continuing operations were $464 million. Earnings from continuing operations for the third quarter of 2013 were $44.4 million or $0.60 per diluted share. Loss from discontinued operations was $0.6 million or $0.01 per diluted share. Included in the quarter for continuing operations were a number of special items totaling $5.0 million or $0.07 per diluted share. Excluding those special items, earnings were $49.4 million of $0.67 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “I am pleased with our third quarter results. Each segment delivered solid volume growth in the quarter, driven by positive secular trends in our key end markets. In Process Separation led the way with very strong growth in our core mining sectors and in phosphine adjacencies. Aerospace delivered good sales growth in the large

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commercial transport sector, and the Industrial Materials business continued to benefit from automotive and tooling demand. Additives showed modest growth as the segment is under some pressure now due to global economic conditions and competitive pricing activity. Overall, we are delighted with the 20% increase in as-adjusted earnings from operations in the third quarter as we continue to execute our growth strategy.”

Cytec Aerospace Materials sales increased 6% to $251 million; Operating Earnings increased 12% to $45.7 million.

In Aerospace Materials, volumes increased 4% over the prior year period due mainly to increased orders in large commercial transport supporting Boeing and Airbus programs. Volume growth was partially offset by declines in rotorcraft and military fixed wing programs. Selling prices increased 2% in the quarter and there was no impact related to exchange rates.

Operating earnings of $45.7 million were up 12% versus $40.7 million in the prior year quarter. Higher selling volumes and price were partially offset by the need to procure higher cost carbon fiber. In addition, we have not yet realized the full benefits from our productivity initiatives and as a result we did not deliver our margin improvement target in the quarter.

Cytec Industrial Materials sales increased 16% to $80 million excluding the divested product line; Operating Earnings increased 33% to $6.8 million.

Industrial Materials sales increased 16% versus the prior year period after excluding $1.6 million of sales from July 2013 related to the divested distribution product line. Volume increased sales by 14% which was primarily related to growth in structural composites for the high performance automotive and tooling markets, with additional growth from process materials. Selling prices in the segment also contributed 1% to growth in the quarter and exchange positively impacted sales by 1%.

Operating earnings of $6.8 million were up 33% versus $5.1 million in the prior year quarter. The improvement in earnings is primarily a result of the higher selling volumes and pricing.

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Cytec In Process Separation sales increased 19% to $108 million; Operating Earnings increased 33% to $27.1 million.

In Process Separation volumes increased 19% primarily driven by higher demand for metal extractant products for copper and other base metals, further complemented by two new mine wins in the quarter. In addition, growth was supported by increased volume for phosphine chemicals, particularly in the electronics and hydrofracking markets. The increase was partially offset by lower sales to the alumina market. Price and exchange had essentially no impact in the quarter.

Operating earnings of $27.1 million were 33% higher than the prior year quarter, attributable mostly to the higher volumes as well as favorable product mix from the strong phosphine sales.

Cytec Additive Technologies sales of $68 million were up 2% versus prior year period; Operating Earnings decreased to $8.4 million.

Additive volumes were up 3% versus the prior year period, mainly driven by increased demand for specialty additive products in Asia Pacific, partially offset by lower volumes in Europe. Selling prices were down 1% mainly due to competitive price pressures related to a few specific products.

Operating earnings were down by 7% to $8.4 million due to higher raw material costs and lower pricing, partially offset by favorable product mix.

Special Items

In the third quarter 2014 we recorded pre-tax expenses of $0.6 million ($0.4 million after-tax or $0.01 per diluted share) in Corporate and Unallocated related to the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX manufacturing site which is part of our Aerospace Materials reporting segment. The lockout is continuing while the parties are negotiating in good faith to reach a new collective bargaining agreement.

In the third quarter 2013 a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $5.3 million ($5.0 million after-tax or $0.07 per diluted share.)

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Income Tax Expense

The income tax expense related to continuing operations for the third quarter of 2014 was $24.4 million, compared with $16.1 million of income tax expense in the third quarter of 2013. Excluding the impact from the special item previously noted, the overall underlying annual tax rate for the third quarter of 2014 was 31.1% versus the underlying annual tax rate in the third quarter of 2013 of 30.6%.

Cash Flow

Dan Darazsdi, Vice President and Chief Financial Officer commented, “Cash Flows provided by operating activities were $67 million for the third quarter of 2014. On a continuing basis, our net working capital days at the end of the third quarter were up 11 days to 92 versus the end of the second quarter 2014. At quarter end, inventory days of 87 were up 5 days versus the end of the second quarter 2014. Most of the inventory build came from our Aerospace Materials segment in the third quarter. Accounts payable days of 45 were down 4 days and accounts receivable days of 50 were up 2 days versus the end of the prior quarter.”

“Capital spending for continuing operations in the third quarter was $49 million and for the nine months ended September 30, 2014 was $170 million. The majority of the spending was related to capacity expansions for the In Process Separation and Aerospace Materials segments. Now that the two largest projects have reached mechanical completion, our expectation for the full year 2014 capital spending is approximately $200 to $210 million.”

2014 Outlook

Mr. Fleming commented, “I am very pleased with the company’s solid performance in the first nine months. We are now faced with some unexpected challenges in the Aerospace business that will put pressure on our sales and earnings in the fourth quarter. In addition, sluggish economic conditions in Europe are beginning to impact our Additive Technologies business. These have been factored into our updated guidance which is described below.

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“Fundamental business drivers for Aerospace Materials are unchanged, driven by long-term demand growth in the commercial transport sector and in the Joint Strike Fighter program. In the short-term we are beginning to feel the impact of the lockout at our Texas operation, which we estimate will result in some sales slippage into next year. In addition to the earnings impact from the sales shifts, the Texas site is home to our weaving operations, which was one key component of our productivity improvement program. Another key component of the productivity plan is our carbon fiber operations, which have yet to reach the targeted volume output necessary to realize the anticipated cost improvements due to some processing challenges in one of our legacy lines. Therefore, the expected improvements will not be met until 2015. As a result, our full year revenue forecast is now in a range between $985 and $1,000 million versus our prior range between $990 and $1,010, and our full year operating earnings estimate is now in a range between $178 to $182 million versus our prior range between $185 and $195 million.

“The Industrial Materials segment has performed well for the first nine months due to demand improvement in our core markets. As we mentioned last quarter, we expect growth to moderate based on customer order patterns for the remainder of the year. Our forecast for the full year is unchanged versus our prior estimate. Sales remain in a range between $320 and $340 million and operating earnings remain in a range between $28 and $32 million for the year.

“The In Process Separation segment enjoyed strong performance in the third quarter. We remain on track with the six new mine wins estimated for the year, and continue to see healthy demand from our core mining markets related to copper and other base metals. We have also benefited from strong demand for our phosphine products as we penetrate new markets including electronics, fumigation, and hydrofracking. As we mentioned last quarter, the fourth quarter results are expected to soften as we prepare to tie in the new phosphine manufacturing line, so our full year revenue forecast is unchanged and in a range between $410 and $430 million, and operating earnings remain in a range between $91 and $95 million.

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“Additive Technologies has been under pressure this year as a result of sluggish demand in most regions. We have begun to feel this impact in our sales and expect this trend to continue into the fourth quarter. We are therefore revising our revenue estimate to be in a range between $270 and $280 million versus our prior estimate between $280 and $290 million, and operating earnings are now estimated in a range between $34 and $36 million versus our prior range between $39 and $41 million.”

The guidance for Corporate and Unallocated is unchanged at approximately $25 million for the full year. Interest Expense is now estimated to be $15 million versus our prior estimate of $17 million. The forecast for the underlying annual tax rate is unchanged, estimated in a range between 30% and 32% excluding the net tax benefit of $5.4 million recorded in the first quarter.

As a result of these changes, the full year guidance for 2014 adjusted diluted earnings per share is now a range between $2.85 and $2.95 versus our prior guidance of $2.925 and $3.075 (stock split adjusted).

Mr. Fleming concluded, “We delivered great performance in the past three quarters and I am confident that we will overcome the near-term challenges in Aerospace shortly. I remain excited about the ability of our talented organization to deliver value-added technologies to the market that create value for our customers and deliver increasing value and returns for our shareholders.”

Nine Months Results

Net earnings attributable to Cytec for the nine months ended September 30, 2014 were $183.1 million or $2.49 per diluted share on net sales of $1,523 million. Earnings from continuing operations were $172.1 million or $2.34 per diluted share. Earnings from discontinued operations were $11.0 million or $0.15 per diluted share, net of noncontrolling interests.

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Special Items

During the nine months ended September 30, 2014, the following special items were recorded in continuing operations that resulted in net pre-tax benefit of $5.1 million ($3.2 million after-tax or $0.04 per diluted share) as follows:

•	A net pre-tax charge of $0.4 million ($0.2 million after-tax or $0.00 per diluted share) related to previous restructuring activities as we complete our cost reduction initiatives that began last year.

•	A net pre-tax benefit of $6.2 million ($3.8 million after-tax or $0.05 per diluted share) attributable to mark to market adjustments for pension and other postemployment benefits which was deferred from 2013.

•	In the third quarter 2014 we recorded pre-tax expenses of $0.6 million ($0.4 million after-tax or $0.01 per diluted share) related to the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX manufacturing site which is part of our Aerospace Materials reporting segment. The lockout is continuing while the parties are negotiating in good faith to reach a new collective bargaining agreement.

Excluding these special items, net earnings from continuing operations were $168.9 million or $2.30 per diluted share for nine months ended September 30, 2014.

Investor Conference Call to be Held on Friday, October 17, 2014 at 11:00am ET

Cytec will host their third quarter earnings release conference call on Friday, October 17, 2014 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website at www.cytec.com. Select the Investor Relations page to access the live webcast.

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Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

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For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$506.8	$463.9	$1,523.0	$1,455.1
Manufacturing cost of sales	342.0	313.3	1,018.2	978.6
Selling and technical services	35.3	35.3	109.6	110.7
Research and process development	12.0	12.5	37.2	36.4
Administrative and general	31.0	32.3	93.3	93.4
Amortization of acquisition intangibles	3.6	3.6	10.9	11.1
Asset impairment charge	—	2.7	—	5.6

Earnings from operations	82.9	64.2	253.8	219.3
Other expense, net	1.6	0.3	2.2	8.8
Net loss on early extinguishment of debt	—	—	—	39.4
Interest expense, net	3.1	3.4	9.3	14.9

Earnings from continuing operations before income taxes	78.2	60.5	242.3	156.2
Income tax provision	24.4	16.1	70.2	40.4

Earnings from continuing operations	53.8	44.4	172.1	115.8

Earnings from operations of discontinued business, net of tax	—	—	—	31.6
Net (loss) gain on sale of discontinued operations, net of tax	(0.2)	(0.6)	11.0	(32.9)

(Loss) Earnings from discontinued operations, net of tax	(0.2)	(0.6)	11.0	(1.3)

Net earnings	53.6	43.8	183.1	114.5
Less: Net earnings attributable to noncontrolling interests	—	—	—	(0.4)

Net earnings attributable to Cytec Industries Inc.	$53.6	$43.8	$183.1	$114.1

Comprehensive income	$2.1	$66.5	$134.1	$52.6
Less: Comprehensive income attributable to noncontrolling interest	—	—	—	(0.2)

Comprehensive income attributable to Cytec Industries Inc.	$2.1	$66.5	$134.1	$52.4

Earnings per share attributable to Cytec Industries Inc.
Basic earnings (loss) per common share
Continuing operations	$0.74	$0.61	$2.38	$1.42
Discontinued operations (net of noncontrolling interest)	—	(0.01)	0.15	(0.02)

	$0.74	$0.60	$2.53	$1.40

Diluted earnings (loss) per common share
Continuing operations	$0.73	$0.60	$2.34	$1.40
Discontinued operations (net of noncontrolling interest)	—	(0.01)	0.15	(0.02)

	$0.73	$0.59	$2.49	$1.38

Dividends per common share	$0.125	$0.063	$0.250	$0.188

Shares used in calculating earnings per common share (in 000s)
Basic	72,498	72,463	72,234	81,320
Diluted	73,667	73,895	73,500	82,854

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Sales:
Aerospace Materials
Sales to external customers	$250.8	235.9	$756.7	721.7
Intersegment sales	0.7	0.1	0.8	0.4
Industrial Materials*	80.3	70.9	250.0	239.9
In Process Separation	108.2	91.2	308.3	286.4
Additive Technologies
Sales to external customers	67.5	65.9	208.0	207.1
Intersegment sales	—	—	—	0.3

Net sales from segments	507.5	464.0	1,523.8	1,455.8
Elimination of intersegment revenue	(0.7)	(0.1)	(0.8)	(0.7)

Total consolidated net sales	$506.8	$463.9	$1,523.0	$1,455.1

*	Includes sales from divested distribution line in 2013 of $1.6 and $25.4 for the three and nine months ended September 30, 2013, respectively.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Earnings from operations:
Aerospace Materials	$45.7	18.2%	$40.7	17.3%	$136.4	18.0%	$140.4	19.5%
Industrial Materials	6.8	8.5%	5.1	7.2%	24.7	9.9%	13.0	5.4%
In Process Separation	27.1	25.0%	20.4	22.4%	74.8	24.3%	66.6	23.3%
Additive Technologies	8.4	12.4%	9.0	13.7%	26.7	12.8%	30.1	14.5%

Earnings from segments	88.0	17.3%	75.2	16.2%	262.6	17.2%	250.1	17.2%
Corporate and Unallocated, net (1)	(5.1)		(11.0)		(8.8)		(30.8)

Total earnings from operations	$82.9	16.4%	$64.2	13.8%	$253.8	16.7%	$219.3	15.1%

(1) Corporate and Unallocated includes the following selected items:	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Restructuring charges, net	$—	$4.5	$0.4	$5.1
Asset write-off related to a facility in Nagpur, India	—	0.1	—	3.0
Pension and OPEB mark-to-market (gain) loss, net	—	—	(6.2)	(1.9)
Costs to divest Umeco Distribution business	—	0.7	—	1.2
Continuing costs previously allocated to Coating Resins	—	—	—	12.2
Costs related to global ERP initiative	2.7	3.7	7.8	5.7
Greenville, Texas lockout costs	0.6	—	0.6	—

Total	$3.3	$9.0	$2.6	$25.3

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended September 30, 2014 % Variance Due To				Nine Months Ended September 30, 2014 % Variance Due To
Segment	Volume	Acq./Divest.	Price	FX	Volume	Acq./Divest.	Price	FX
Aerospace Materials	4%	0%	2%	0%	2%	0%	3%	0%
Industrial Materials*	13%	-2%	1%	1%	12%	-11%	1%	2%
In Process Separation	19%	0%	0%	0%	8%	0%	1%	-1%
Additive Technologies	3%	0%	-1%	0%	1%	0%	-1%	0%
Total Cytec Continuing Operations^	8%	0%	1%	0%	5%	-2%	1%	0%

*	Includes sales from divested distribution line in 2013.
^	Percentages above are rounded to the nearest whole decimal point.

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$152.6	$151.8
Trade accounts receivable, less allowance for doubtful accounts of $4.2 and $4.6 as of September 30, 2014 and December 31, 2013, respectively	285.6	251.3
Other accounts receivable	87.0	74.4
Inventories	294.7	253.1
Deferred income taxes	31.4	32.1
Other current assets	25.0	25.1

Total current assets	876.3	787.8

Plants, equipment and facilities, at cost	1,669.3	1,567.1
Less: accumulated depreciation	(554.7)	(520.1)

Net plant investment	1,114.6	1,047.0

Acquisition intangibles, net of accumulated amortization of $68.0 and $58.0 as of September 30, 2014 and December 31, 2013, respectively	148.3	161.1
Goodwill	514.4	521.3
Deferred income taxes	12.8	25.2
Other assets	151.0	138.1

Total assets	$2,817.4	$2,680.5

Liabilities
Current liabilities
Accounts payable	$172.7	$175.7
Short-term borrowings	2.9	—
Current maturities of long-term debt	0.1	0.1
Accrued expenses	186.6	178.4
Income taxes payable	14.1	14.2
Deferred income taxes	0.1	0.1

Total current liabilities	376.5	368.5

Long-term debt	716.7	716.2
Pension and other postretirement benefit liabilities	183.8	195.2
Other noncurrent liabilities	173.4	187.1
Deferred income taxes	37.9	31.6

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 99,771,358 at September 30, 2014 and 99,451,504 shares at December 31, 2013	1.0	1.0
Additional paid-in capital	473.1	467.4
Retained earnings	1,737.9	1,572.8
Accumulated other comprehensive income	46.7	95.7
Treasury stock, at cost, 27,702,986 shares at September 30, 2014 and 28,442,748 shares at December 31, 2013	(929.6)	(955.0)

Total Cytec Industries Inc. stockholders’ equity	1,329.1	1,181.9

Total liabilities and stockholders’ equity	$2,817.4	$2,680.5

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows provided by (used in) operating activities:
Net earnings	$183.1	$114.5
Earnings (loss) from discontinued operations, net of tax	11.0	(1.3)

Net earnings from continuing operations	172.1	115.8
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	46.5	42.9
Amortization	13.5	15.4
Share-based compensation	9.8	9.8
Deferred income taxes	18.8	(14.8)
Pension and postretirement benefit expense (income)	0.7	(13.4)
Contributions to pension and postretirement plans	(10.6)	(75.4)
Asset impairment charges	—	5.6
Loss on early extinguishment of debt	—	39.4
Unrealized loss on foreign currency contracts	7.9	1.6
Other	—	0.4
Changes in operating assets and liabilities (excluding effects of divestitures):
Trade accounts receivable	(50.1)	4.3
Other receivables	(5.6)	7.0
Inventories	(48.7)	(17.0)
Other assets	3.0	(3.9)
Accounts payable	22.4	22.8
Accrued expenses	(1.6)	(8.5)
Income taxes payable	4.2	(49.4)
Other liabilities	(10.6)	(5.8)

Net cash provided by operating activities of continuing operations	171.7	76.8
Net cash provided by (used in) operating activities of discontinued operations	0.3	(107.4)

Net cash provided by (used in) operating activities	172.0	(30.6)

Cash flows (used in) provided by investing activities:
Additions to plants, equipment and facilities	(170.3)	(219.9)
Other investing activities, net	(0.1)	—

Net cash used in investing activities of continuing operations	(170.4)	(219.9)
Net cash provided by investing activities of discontinued operations	—	1,017.0

Net cash (used in) provided by investing activities	(170.4)	797.1

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	1.3	634.0
Payments on long-term debt	(0.4)	(658.2)
Change in short-term borrowings, net	2.9	2.2
Cash dividends	(17.9)	(17.1)
Proceeds from the exercise of stock options	14.3	21.3
Purchase of treasury stock	—	(750.1)
Excess tax benefits from share-based payment arrangements	6.7	4.5

Net cash provided by (used in) financing activities	6.9	(763.4)

Effect of currency rate changes on cash and cash equivalents	(7.7)	(5.8)

Increase (decrease) in cash and cash equivalents	0.8	(2.7)

Cash and cash equivalents, beginning of period	151.8	179.3

Cash and cash equivalents, end of period	$152.6	$176.6

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended September 30, 2014

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$53.8	$0.73
-Greenville, Texas lockout costs	0.4	0.01

Non-GAAP net earnings from continuing operations	$54.2	$0.74

Three Months Ended September 30, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$44.4	$0.60
-Restructuring charges, net	3.9	0.05
-Cost to divest Umeco distribution business	0.7	0.01
-Write-offs related to a manufacturing facility in Nagpur, India	0.1	0.00
-Environmental liability adjustments	0.1	0.00
-Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	0.2	0.00

Non-GAAP net earnings from continuing operations*	$49.4	$0.67

*	May not add due to rounding

Nine Months Ended September 30, 2014

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$172.1	$2.34
-Restructuring charges, net	0.2	0.00
-Pension and OPEB Mark-to-market adjustment	(3.8)	(0.05)
-Greenville, Texas lockout costs	0.4	0.01

Non-GAAP net earnings from continuing operations	$168.9	$2.30

Nine Months Ended September 30, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$115.8	$1.40
-Net restructuring charges	4.4	0.05
-Write-offs related to a manufacturing facility in Nagpur, India	2.0	0.02
-Cost to divest Umeco distribution business	1.1	0.01
-Loss related to exit of process materials joint venture in China	3.2	0.04
-Environmental liability adjustments	1.7	0.02
-Pension and OPEB Mark-to-market adjustment	(1.2)	(0.01)
-Premiums paid on early tender for public debts	24.7	0.30
-Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	(0.7)	(0.01)

Non-GAAP net earnings from continuing operations	$151.0	$1.82

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